Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-186744) of Caterpillar Inc. of our report dated June 26, 2025 relating to the financial statements and supplemental schedules of Caterpillar Global Mining Legacy Hourly Employees' Savings Plan, which appears in this Form 11-K.

/s/ PricewaterhouseCoopers LLP

Dallas, Texas
June 26, 2025